                                                                  Exhibit 10.31


                               EXECUTION AGREEMENT

                                      among

                        PROTRADER SECURITIES CORPORATION

                           ZONE TRADING PARTNERS, LLC

                            ZONE EQUITY PARTNERS, LP,

                                DAVID G. JAMAIL,

                                 DAVID R. BURCH,

                                       and

                                 ANDREW KERSHNER

                           Dated as of October 1, 2001

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions.............................................................................    2

1.2      Interpretation..........................................................................    4

                                   ARTICLE II

                         TRADING AND EXECUTION SERVICES

2.1      Exclusive Trading.......................................................................    5

                                   ARTICLE III

                                      FEES

3.1      Fees....................................................................................    6

3.2      Price Change............................................................................    6

3.3      Records of Transactions.................................................................    6

3.4      Audit Rights............................................................................    6

3.5      Minimum Fees............................................................................    7

                                   ARTICLE IV

                              TERM AND TERMINATION

4.1      Term....................................................................................    8

4.2      Right to Immediately Terminate Agreement................................................    8

4.3      Termination Upon Material Breach........................................................    9

4.4      Effect of Termination and Expiration....................................................   10

                                    ARTICLE V

                                  MISCELLANEOUS

5.1      Assignment; Additions of Trading Parties................................................   11

5.2      Notices.................................................................................   11

5.3      Severability............................................................................   12

5.4      Entire Agreement........................................................................   12

5.5      No Agency...............................................................................   13

5.6      Attorneys' Fees and Costs...............................................................   13

                                TABLE OF CONTENTS

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5.7      Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process..   13

5.8      Waiver..................................................................................   14

5.9      No Bias.................................................................................   14

5.10     Counterparts............................................................................   14

5.11     Binding.................................................................................   14

5.12     Principal Liability.....................................................................   14

5.13     Amendment...............................................................................   15

5.14     Force Majeure...........................................................................   15


SCHEDULES

2.1      Exceptions to Exclusivity

3.1      Fees

5.1      Additions of Trading Parties

                               EXECUTION AGREEMENT

         EXECUTION AGREEMENT dated as of October 1, 2001 (the "Effective Date") by and among ProTrader Securities Corporation, a Texas corporation located at 504 Lavaca, Suite 1000, Austin, Texas 78701 ("PSC"), David G. Jamail, an individual residing in Austin, Texas ("Jamail"), David R. Burch, an individual residing in Austin, Texas ("Burch"), Andrew Kershner, an individual residing in St. Croix, U.S. Virgin Islands ("Kershner", and together with Jamail and Burch, the "Principals"), Zone Trading Partners, LLC, a Delaware limited liability company (formerly PROTRADER TRADING LLC) ("Trading LLC") and Zone Equity Partners, LP, a Delaware limited partnership (formerly PTPHC, L.P.) ("Equity Partners LP") and any other Person added as a party to this Agreement pursuant to Section 5.1 (together with the Principals and Trading LLC and Equity Partners LP, the "Trading Parties"). Each of PSC, and each of the Trading Parties are referred to in this Agreement singly as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, the Principals have sold their respective direct or indirect interests in PROTRADER Group Limited Partnership, a Delaware limited partnership ("ProTrader LP") to Instinet Group Incorporated ("Instinet") in accordance with the terms of that certain Interest Purchase Agreement dated as of July 23, 2001, as amended as of October 1, 2001 (the "Purchase Agreement") by and among Instinet, Overunder, LLC, Jamail, Burch, John A. McEntire, John Bunda, Laura Horne, Currin Van Eman, Shayne Young (collectively, the "Sellers") and certain other Persons specified therein (the "Sale");

         WHEREAS, each of the Principals is a direct or an indirect equity holder in each of Trading LLC and Equity Partners LP;

         WHEREAS, each of the Principals presently engages or intends to engage in the Proprietary Trading Business (as defined below) that was separated from ProTrader LP as part of the Sale, and may do so directly and/or through Trading LLC, Equity Partners LP and/or certain other entities;

         WHEREAS, in consideration of and as part of the Sale, each of the Principals agreed to execute substantially all of the securities trades undertaken in connection with the Proprietary Trading Business exclusively through PSC and on the Licensed Technology (as defined below) and to utilize the clearing services of Instinet Clearing Services, Inc. ("ICS"), to the extent such execution and clearing services are offered on a basis competitive with other firms and subject to the terms of this Agreement and the Trading Agreements (as defined below);

         WHEREAS, in connection with this Agreement, each of Trading LLC, Equity Partners LP and each of the Principals shall execute certain trading agreements (the "Trading Agreements"), as follows: each Principal and each of Trading LLC and Equity Partners LP shall execute a GR8TRADE License Agreement (a "GR8TRADE License") with

PROTRADER Technologies Limited Partnership ("PTLP"), each of Trading LLC and Equity Partners LP shall execute a Joint-Back Office Participation Agreement with ICS and each of the Principals shall execute the agreements contained in the Summary of Customer Account Documentation with PSC; and

         WHEREAS, Instinet and the Principals have established an Execution Escrow Account pursuant to that certain Escrow Agreement, by and among Instinet, the Sellers and Comerica Securities, Inc. dated as of the date hereof (the "Escrow Agreement"), to partially secure the payment of Minimum Fees as required by Section 3.5 hereunder and pursuant to which, on a monthly basis, the escrow agent shall release amounts to the Principals upon payment by the Trading Parties of certain aggregate Fees in accordance with the terms of the Escrow Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    Article I

                                   DEFINITIONS

         1.1 Definitions. When used in this Agreement, the capitalized terms listed below shall have the following meanings:

         "Affiliate" means with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person; provided that the term "Affiliate", when applied to PSC shall mean only
(i) any Person directly or indirectly Controlled by PSC and (ii) Instinet and any Person directly or indirectly Controlled by Instinet.

         "Agreement" means this Execution Agreement, together with any and all Schedules hereto, and all amendments hereto and thereto.

         "Applicable Law" means all applicable federal, state, foreign and other laws, rules, regulations and interpretations of relevant regulatory organizations (including the U.S. Securities and Exchange Commission) or self-regulatory organizations or securities exchanges.

         "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any self-regulatory organization.

         "Authorized User" means the employees or other Persons engaging in securities trading as part of the Proprietary Trading Business under the control of any one or more of the Trading Parties.

         "Burch" has the meaning set forth in the preamble to this Agreement.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise.

         "Effective Date" has the meaning set forth in the preamble to this Agreement.

         "Equity Partners LP" shall have the meaning set forth in the preamble to this Agreement.

         "Escrow Agreement" has the meaning set forth in the Recitals to this Agreement.

         "Execution Escrow Account" has the meaning set forth in the Escrow Agreement.

         "Fee" has the meaning set forth in Section 3.1.

         "GR8TRADE License" has the meaning set forth in the Recitals to this Agreement.

         "ICS" has the meaning set forth in the recitals to this Agreement.

         "Instinet" has the meaning set forth in the recitals to this Agreement.

         "Jamail" has the meaning set forth in the preamble to this Agreement.

         "Kershner" has the meaning set forth in the preamble to this Agreement.

         "Licensed Technology" has the meaning set forth in the GR8TRADE
License.

         "Minimum Fees" has the meaning set forth in Section 3.5(a).

         "New Equity Owner" has the meaning set forth in Section 5.12.

         "Parties" has the meaning set forth in the preamble to this Agreement.

         "Party" has the meaning set forth in the preamble to this Agreement.

         "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

         "Principals" has the meaning set forth in the preamble to this Agreement.

         "Proprietary Trading Business" means the business conducted by Burch, Jamail and/or Kershner, directly or through Trading LLC, Equity Partners L.P., Zone Equity Partners Management LLC. or any other Person Controlled, directly or indirectly and severally or jointly, by any one or more of them, and any employees employed by any of such Persons, whereby such Persons or employees engage in the trading of securities for the account of

Burch, Jamail, Kershner, Trading LLC, Equity Partners L.P., Zone Equity Partners Management LLC or any Person Controlled, directly or indirectly and jointly or severally by any one or more of them.

         "Pro Rata Share" has the meaning set forth in Section 5.12.

         "ProTrader LP" has the meaning set forth in the recitals to this Agreement.

         "PSC" has the meaning set forth in the preamble to this Agreement.

         "PTLP" has the meaning set forth in the recitals to this Agreement.

         "Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

         "Sale" has the meaning set forth in the recitals to this Agreement.

         "Sellers" shall have the meaning set forth in the recitals to this Agreement.

         "Subordinate Interest" has the meaning set forth in Section 5.12.

         "Term" means the term of this Agreement as defined in Section 4.1.

         "Trading Agreements" has the meaning set forth in the recitals to this Agreement.

         "Trading LLC" has the meaning set forth in the preamble to this Agreement.

         "Trading Parties" has the meaning set forth in the preamble to this Agreement.

         "True-Up Payment" has the meaning set forth in Section 3.5(a)(iii).

         1.2 Interpretation. In this Agreement:

         (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

         (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

         (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

         (d) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

         (e) the words "include", "includes" and "including" are not limiting and are deemed to be followed by the words "without limitation."

         (f) Neutral pronouns and variations thereof shall be deemed to include the feminine and masculine and neuter form;

         (g) All terms used in the singular shall be deemed to include the plural and vice versa as the context may require; and

         (h) Unless the context requires otherwise, derivative forms of any capitalized term defined herein shall have a comparable meaning to that of such term.

                                   Article II

                         TRADING AND EXECUTION SERVICES

         2.1 Exclusive Trading. Except as set forth on Schedule 2.1, during the Term, each Trading Party will execute and clear (and will cause its respective Authorized Users, with respect to transactions associated with the Proprietary Trading Business on behalf of such Trading Party, to execute and clear) all of its respective securities transactions through PSC or one or more of its Affiliates (including ICS). Except as set forth on Schedule 2.1, all such transactions will be executed exclusively using the Licensed Technology and not through any other trading system. Notwithstanding any of the foregoing or anything to the contrary in this Agreement or any other document associated with the Sale, however, in no event will the provisions of this Section 2.1 apply unless (i) each Fee charged for such transactions meets the requirements of
Section 3.1, and (ii) each of the services provided with respect to, and the terms and conditions associated with, such transactions, are competitive (other than with respect to price) with those offered by third parties on an arm's-length basis to customers whose trading volumes are comparable to those of the Trading Parties, taken as a whole. In the event that either of the conditions set forth in clause (i) or (ii) above are not met, the Trading Parties will be entitled to obtain the service for which such conditions are not met from a third party on an arm's-length basis, taking into account the trading volumes of the Trading Parties taken as a whole and, except as provided in the next sentence, any fees paid to such third party shall be applied against the Minimum Fees. Without limitation of the foregoing (except with respect to the application of third-party fees against Minimum Fees) the Parties agree that at any time PSC and its Affiliates cannot offer the Trading Parties joint back-office services with respect to clearing, or the conditions of clause (i) or (ii) above are not met with respect to such services, the Trading Parties shall be entitled to obtain all joint back-office services and clearing services from a third party on an arm's-length basis, taking into account the trading volumes of the Trading Parties taken as a whole and (i) PSC shall reimburse the Trading Parties, within ten (10) days of receiving notice from the Trading Parties and evidence reasonably satisfactory to PSC of the fees paid for such services to the third party, for an amount equal to the difference between the fees paid to the third party for such services and the fees that would have been payable to PSC and its Affiliates for such services, as specified in Schedule
3.1 and (ii) the fees that would have been payable to PSC and its Affiliates for such services, as specified in Schedule 3.1, shall be applied against the

Minimum Fees. Notwithstanding the foregoing, if PSC notifies the Principals in writing that PSC and its Affiliates are unable to execute and clear any particular securities transaction not of a type described on Schedule 2.1, each Trading Party and each Authorized User shall be permitted to execute and clear such transaction through another execution, trading and/or clearing system and without using the Licensed Technology.

                                  Article III

                                      FEES

         3.1 Fees. During the Term, the Trading Parties shall pay fees, as specified in Schedule 3.1 (each a "Fee"). Each such Fee shall be no higher than the lowest fee charged by PSC or any of its Affiliates to similarly situated customers, taking into account the trading volumes of the Trading Parties taken as a whole. Each Trading Party shall pay such Fees under the terms set forth in the Trading Agreements to which it is a party. From time to time during the Term (but no more frequently than once every thirty (30) days), within five (5) days after request by any of the Trading Parties, the President or Chief Financial Officer of PSC shall deliver a certificate to such Trading Party, in form and substance reasonably satisfactory to such Trading Party, certifying under oath that the requirements of this Section 3.1 have been met by PSC and its Affiliates.

         3.2 Price Change. Neither PSC nor any of its Affiliates shall increase any Fee during the period commencing on the Effective Date and ending at the end of the third anniversary of the Effective Date; provided, that to the extent that any such Fee includes a pass through of out-of-pocket expenses paid by PSC or its Affiliates to a third party on an arm's-length basis, and such pass through expenses change during such period, PSC may make changes to such Fee solely to reflect such changes (but only if corresponding charges are made to all customers of PSC) upon written notice to the Trading Parties; and provided, further, that PSC and its Affiliates may make changes to the ICS clearing charges and the Gr8Trade licensing fee (by increasing either the ICS clearing charges or the Gr8Trade licensing fee and decreasing the other) as long as the aggregate effect of such changes made at any given time is not to increase the aggregate Fees then payable by the Trading Parties in respect of any securities transaction.

         3.3 Records of Transactions. The Trading Parties and PSC and its Affiliates shall maintain accurate and complete records to allow verification of all transactions that were executed under the Trading Agreements.

         3.4 Audit Rights. PSC, at its sole discretion, upon ten (10) days written notice to any Trading Party, may annually, during normal business hours and in a manner that does not unreasonably interfere with such Trading Party's business, inspect, audit, and copy such Trading Party's books, records, files, and any other items (including trading activity files) to the extent related to the Trading Party's use of its GR8TRADE License to the extent necessary to verify compliance with the terms of this Agreement and the GR8TRADE License. Such Trading Party shall allow, or cause to be allowed, PSC, or PSC's agents, access to the above items. If, upon inspection and audit of the Trading Party's books, records, files and other items, it is determined that either Party's accounting of payments due under this Agreement was deficient, then such Party shall pay to the other Party such amounts as are due to the other as a result of such audit. PSC shall pay the costs of any such audit; provided, that if in any audit any Trading Party's accounting of payments due under this Agreement is determined to be deficient, such Trading Party shall bear the costs of such audit.

         3.5 Minimum Fees. (a) During the Term, the Trading Parties shall pay aggregate minimum Fees (the "Minimum Fees") according to the following scale.

                  (i) From the Effective Date to the first anniversary of the Effective Date: the Trading Parties shall, in the aggregate, accrue and pay at least $6 million in Fees to PSC or its Affiliates. For any shortfall in the amount of Fees accrued and paid by the Trading Parties, the Principals shall pay PSC the full amount of such shortfall. Notwithstanding the foregoing, in the event that the Trading Parties shall, in the aggregate, accrue and pay at least $17 million in Fees to PSC or its Affiliates by the second anniversary of the Effective Date, the Principals shall be entitled to receive within ten (10) days of giving notice to PSC a refund of the full amount of any True-Up Payment paid under this Section 3.5(a)(i) for any shortfall in the amount of Fees accrued and paid by the Trading Parties from the Effective Date to the first anniversary of the Effective Date. In the event that the conditions of the previous sentence are not satisfied but the Trading Parties shall, in the aggregate, accrue and pay at least $35 million in Fees to PSC or its Affiliates by the third anniversary of the Effective Date, the Principals shall be entitled to receive within ten (10) days of giving notice to PSC a refund of 80% of any True-Up Payment paid under this Section 3.5(a)(i) for any shortfall in the amount of Fees accrued and paid by Trading Parties from the Effective Date to the first anniversary of the Effective Date.

                  (ii) From the Effective Date to the second anniversary of the Effective Date: the Trading Parties shall, in the aggregate, accrue and pay at least $17 million in Fees to PSC or its Affiliates. For any shortfall in the amount of Fees accrued and paid by the Trading Parties up to $15 million, the Principals will pay PSC the full amount of such shortfall. For any shortfall in the amount of Fees accrued and paid by the Trading Parties between $17 million and $15 million, the Principals shall pay PSC 50% of such shortfall. Notwithstanding the foregoing, in the event that the Trading Parties shall, in the aggregate, accrue and pay at least $35 million in Fees to PSC or its Affiliates by the third anniversary of the Effective Date, the Principals shall be entitled to a refund of the full amount of any True-Up Payment paid under this Section 3.5(a)(ii) for any shortfall in the amount of Fees accrued and paid by the Trading Parties from the Effective Date to the second anniversary of the Effective Date.

                  (iii) From the Effective Date to the third anniversary of the Effective Date: the Trading Parties shall, in the aggregate, accrue and pay at least $35 million in Fees to PSC or its Affiliates. For any shortfall in the amount of Fees accrued and paid by the Trading Parties up to $27.5 million, the Principals will pay PSC the full amount of such shortfall. For any shortfall in the amount of Fees accrued and paid by the Trading Parties between $35 million and $27.5 million, the Principals shall pay PSC 50% of such shortfall.

Any amount payable by the Principals under this Section 3.5(a) in respect of any shortfall in Fees accrued and paid will be defined as a "True-Up Payment." Any True-Up Payment previously paid, and not refunded, shall be counted against the amounts owed under this Section for purposes of determining any shortfall.

         (b) No later than the fifteenth day of each year following a year in the Term, the Principals will pay to PSC any True-Up Payment owed in accordance with Section 3.5(a). If the Principals do not make such True-Up Payment within three (3) business days of its becoming due and payable, in addition to any other remedies PSC may have pursuant to this Agreement, PSC will be entitled to such payment from the Execution Escrow Account pursuant to the Escrow Agreement.

         (c) In the event that any of the services (including use of the Licensed Technology) that the Trading Parties are required to obtain exclusively from PSC or its Affiliates during the Term is interrupted (other than as a result of any act or omission by any Trading Party including without limitation, any breach of any Trading Agreement by such Trading Party as a result of which PSC or its relevant Affiliate is entitled to suspend or discontinue such service in accordance with the Trading Agreement) for three hours or more during any given market day, then for purposes of calculating minimum Fees under Section 3.5(a), the Fees accrued during such market day shall continue to be counted, but in addition an additional market day shall be added to the end of the applicable one-year period under Section 3.5(a)(i), (ii) or (iii), as applicable, for purposes of calculating minimum Fees payable during such period.

         (d) Notwithstanding anything to the contrary contained in this Agreement, although the Minimum Fees are described by reference to amounts payable by the Trading Parties, the obligation to pay Minimum Fees or any True-Up Payment under this Section 3.5 shall be solely that of the Principals, and not of any other Trading Party (it being agreed that the Trading Parties may have an obligation to pay fees under the Trading Agreements).

                                   Article IV

                              TERM AND TERMINATION

         4.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until the third anniversary thereof, unless earlier terminated as provided for herein (the "Term").

         4.2 Right to Immediately Terminate Agreement. (a) Prior to the expiration of the Term, if, in the good faith judgment of PSC, based upon written notice from the Securities and Exchange Commission or any other Authority with jurisdiction over the Trading Parties with respect to their activities under this Agreement and/or the Trading Agreements, PSC's or Instinet's relationship with the Securities and Exchange Commission or such other Authority is adversely affected by virtue of this Agreement, PSC may give notice to the Trading Parties specifying the nature of the problem and indicating an intent to terminate this Agreement if the situation is not corrected to the reasonable satisfaction of the Securities and

Exchange Commission or such other Authority. The Trading Party receiving such notice shall have thirty (30) days from the date of receipt of such notice to correct such condition; provided, however, that to the extent that the Securities and Exchange Commission or such other Authority provides PSC with a greater or lesser cure period, the same cure period shall apply to the Trading Party. If such condition is not so corrected by the end of the applicable period set forth immediately above or if such notice was prompted by an investigation by such an Authority of any Trading Party which results in the payment by such Trading Party of a fine in excess of $50,000 or the loss by such Trading Party of any license or other authorization from such Authority, this Agreement shall automatically terminate. PSC shall promptly notify each Trading Party immediately upon becoming aware of any situation which may give rise to any of the events described in this Section 4.2(a). In addition to PSC's other rights under this Section 4.2(a), during the pendancy of any investigation of any Trading Entity by any such Authority, PSC and its Affiliates shall be entitled to suspend the provision of services to such Trading Party under this Agreement and the relevant Trading Agreements if PSC reasonably believes that continuing to provide such services may adversely affect its relationship which such Authority; provided that if such investigation does not ultimately result in the ability of PSC to terminate this Agreement, the time periods for the accrual and payment of Minimum Fees set forth in Section 3.5(a), and the Term, if necessary, shall be extended by the period of such suspension.

         (b) Prior to the expiration of the Term, either PSC or the Principals may terminate this Agreement by notice, and without the possibility of discharge or cure as provided by Section 4.3, effective immediately, upon the occurrence of; (i) the voluntary filing for bankruptcy or insolvency by the other Party (or, in respect of PSC's rights, all Trading Parties) as debtor in any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or the voluntary seeking or authorization by the other Party (or, in respect of PSC's rights, all Trading Parties) of the appointment of a receiver, trustee, custodian or similar official for such Party; (ii) the involuntary commencement of any such case or proceeding against such Party, or the seeking by a third party of any such appointment, which (x) is consented to or not timely contested by such Party (or, in respect of PSC's rights, all Trading Parties), (y) results in the entry of an order for relief, such an appointment or a similar effect or (z) is not dismissed within sixty
(60) days; (iii) the making by such Party (or, in respect of PSC's rights, all Trading Parties) of a general assignment for the benefit of creditors, or (iv) the admission in writing by such Party (or, in respect of PSC's rights, all Trading Parties) of its inability to pay its debts as they become due.

         4.3 Termination Upon Material Breach. Subject to Section 4.2, if PSC or any Affiliate of PSC, on the one hand, or any Trading Party on the other, fails to discharge a material obligation or to correct a material default hereunder or under any Trading Agreement, the other may give notice specifying the material obligation or material default and indicating an intent to terminate this Agreement if the material obligation is not discharged or the material default is not corrected. The Party receiving such notice shall have thirty (30) days from the date of receipt of such notice to discharge such material obligation or correct such material default; provided, however, that with respect to any failure to discharge a payment obligation hereunder or under any of the Trading Agreements, or to correct a payment default, the Party receiving such notice shall have five
(5) business days to correct such failure or default. If such material obligation is not discharged or such material default is not corrected by the end of the applicable period set forth immediately above, this Agreement will automatically terminate; provided, however, that with respect to any material defaults other than payment defaults, if, prior to the expiration of the applicable cure period, the defaulting party has made and is continuing to make, good faith efforts to cure the default, in the reasonable judgment of the non-defaulting party, then the defaulting party shall be permitted an additional thirty (30) days to cure the default. The Parties agree that if any Trading Party breaches its obligations under Section 2.1 by inadvertently making non-material trades in violation of Section 2.1 it may cure such breach by paying to PSC and its Affiliates an amount equal to the fees paid to third parties in respect of such trades. The Parties further agree that any improper termination of any Trading Agreement (as finally determined in accordance with the terms of such Trading Agreement) by PSC or any affiliate of PSC shall constitute a material default under such Trading Agreement which is not capable of cure. The non-defaulting Party's obligations under this Agreement shall be suspended during any period where the defaulting Party has not cured such a material default to the extent that such non-defaulting Party reasonably believes that continuing to perform its obligations under this Agreement would constitute a violation of any Applicable Law.

         4.4 Effect of Termination and Expiration. Except as expressly provided herein, upon expiration or termination of this Agreement, no Party shall have any further obligations to any other Party hereunder, except that termination or expiration of this Agreement shall not relieve any Party from liability for any breach of this Agreement that occurred prior to termination or expiration hereof or from any obligations to any other Party hereunder outstanding or accrued prior to such termination or expiration and any amounts owed to a Party hereunder shall continue to be owed (provided, however that, for the avoidance of doubt, any obligation to pay Minimum Fees, shall terminate effective upon termination or expiration of this Agreement except as specifically provided in the immediately succeeding sentence). If PSC terminates this Agreement pursuant to Section 4.2 as a result of (x) the violation of any Legal Requirement by any Trading Party or (y) any settlement entered into by any Trading Party with any Authority described in Section 4.2 which results in the payment by such Trading Party of a fine in excess of $50,000 or the loss by such Trading Party of any license or other authorization from such Authority, or if PSC terminates this Agreement pursuant to Section 4.3, the obligations of the Principals under
Section 3.5 shall survive such termination and shall be accelerated such that immediately upon such termination, whatever amount is owed to PSC under Section 3.5, up to the full amount remaining in the Execution Escrow Account, shall be released to PSC as an offset against such Minimum Fees, and the balance of such Minimum Fees shall be due and payable by the Principals ninety (90) days after such termination.

                                    Article V

                                  MISCELLANEOUS

         5.1 Assignment; Additions of Trading Parties. No Trading Party shall assign, transfer, or otherwise dispose of this Agreement in whole or in part to any Person without the prior written consent of PSC. Any assignment by any Party shall not release such Party from any of its obligations under this Agreement unless the other Party consents in writing to such release. Any assignment in violation of this Agreement shall be null, void and without effect. Notwithstanding the foregoing, the Principals shall be permitted to add any Person that is Controlled, directly or indirectly and jointly or severally, by any one or more of the Principals, as a Trading Party under this Agreement by sending notice to PSC stating that such Person should be added to Schedule 5.1; provided, that each such Person executes a counterpart to this Agreement and enters into a GR8TRADE License and such other Trading Agreements as may be reasonably requested by PSC.

         5.2 Notices. Any notice or document sent to PSC or any Trading Party regarding this Agreement shall be sent either by hand delivery or by U.S. Postal or Federal Express or similar courier delivery or by registered or certified mail, return receipt requested, or by facsimile to the Party entitled to receive such notice or other document at the address set out below or any such other address as such Party may request in a written notice made in compliance herewith:

                  if to a Trading Party, to each of the Principals at the following address:

                           David R. Burch
                           900 River Hills Rd.
                           Austin, Texas 78733

                           David G. Jamail
                           2303 River Hills
                           Austin, Texas 78727

                           Andrew S. Kershner
                           P.O. Box 24318
                           St. Croix U.S. Virgin Islands  00824
                           Facsimile:  (340) 719-2785

                  with copies to:

                           Graves, Dougherty, Hearon & Moody
                           515 Congress Avenue, Suite 2300
                           Austin, Texas 78701
                           Attn: James Laughead
                           Facsimile:  (512) 478-1976

                  if to PSC:

                           ProTrader Technologies Limited Partnership
                           504 Lavaca, Suite 1000
                           Austin, Texas 78701
                           Attn:  President/Chief Executive Officer
                           Facsimile:  (512) 505-1986

                  with copies to:

                           Instinet Group Incorporated
                           3 Times Square
                           New York, New York 10036
                           Attn:  Paul A. Merolla, General Counsel
                           Facsimile: (212) 593-8040

                  and:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York  10024
                           Attn:  Yvette P. Teofan
                           Facsimile:  (212) 225-3999

Any such notice or document will be deemed received on the earlier of the date actually received, if sent by hand delivery or by courier delivery, or three (3) business days after it is deposited in the U.S. mail properly addressed and sent by registered or certified mail, return receipt requested. If PSC provides notice to each of the Principals, PSC shall be deemed to have given notice to each of the Trading Parties.

         5.3 Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, that provision shall be modified, if possible, or deleted, if not possible, and the remainder of this Agreement shall remain in full force and effect as long as the remaining provisions do not fundamentally alter the relations among the Parties.

         5.4 Entire Agreement. This Agreement, together with the Trading Agreements and the Escrow Agreement, represents the entire agreement of the Parties with regard to the subject matter hereof, and supersedes all previous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement. There are no unwritten oral agreements between the Parties regarding the subject matter of this Agreement. This Agreement may not be modified except by an instrument in writing signed by a duly authorized representative of each Party hereto.

         5.5 No Agency. This Agreement shall not be construed to create an agency (except as provided under Section 5.2), joint venture, partnership, or other form of business association between the Parties. Each Party shall be considered an independent contractor to the other Party.

         5.6 Attorneys' Fees and Costs. If any legal proceeding is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which that Party may be entitled.

         5.7 Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against him or it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C.
Section 1441. PSC hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently at 111 Eighth Avenue, New York, New York 10011 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding. Each Trading Party hereby irrevocably designates, appoints and empowers Capitol Services, with offices currently at 40 Colvin Avenue, Suite 200, Albany, NY 12206 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to
Section 5.2. Any service made on such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to the affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Each Party hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section
5.7. The foregoing provisions of this Section 5.7 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

         (b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 5.7(a) (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against him or it arising out of or concerning this Agreement.

         5.8 Waiver. No waiver shall be deemed to have been made by any Party of any of his or its rights under this Agreement unless the same is in writing and is signed by the Party waiving his or its rights. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

         5.9 No Bias. This Agreement shall be interpreted as written and negotiated jointly by the Parties. It shall not be strictly construed against any Party, regardless of the actual drafter of the Agreement.

         5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         5.11 Binding. This Agreement shall be binding on the Parties, their successors, and permitted assigns (if any), and they each warrant that the undersigned are authorized to execute this Agreement on behalf of the respective Party.

         5.12 Principal Liability. Each Principal agrees to be liable for the payment and performance by himself and his Authorized Users, and any Trading Party Controlled solely by him, and its Authorized Users, of their obligations hereunder. Each Principal further agrees to be liable for the payment of his Pro Rata Share of any Minimum Fees owed by any Trading Parties other than Principals under this Agreement. In addition, any other Person who becomes an equity owner in any Trading Party, other than as an owner of a Subordinate Interest, (such Person, a "New Equity Owner") shall become a party to this Agreement for the purposes of agreeing to be responsible for such Person's Pro Rata Share, if any, of any Minimum Fees owed by such Trading Party under this Agreement and shall place a corresponding amount of property into the Execution Escrow Account established pursuant to the Escrow Agreement (it being understood that each Principal shall remain liable to PSC for his Pro Rata Share of the Minimum
Fees). For the purposes of determining liability of the Principals to PSC, the term "Pro Rata Share" shall mean: Burch 17.6470%, Jamail 41.1765% and Kershner 41.1765%. For the purposes of determining the amounts each New Equity Owner shall contribute to the Execution Escrow Account (which contributed amounts shall be the respective amounts for which each New Equity Owner is liable to PSC in respect of the Minimum Fees) and the relative amounts each such New Equity Owner shall owe to the Principals with respect to any Minimum Fees, such New Equity Owner's Pro Rata Share shall equal such New Equity Owner's equity interest (other than any Subordinate Interest) in the Trading Party. For the purposes of this Section, the term "Subordinate Interest" shall mean an equity interest that is designated as a "Class B" or subordinate interest or is otherwise subordinate to the equity interest (other than a general partnership or similar equity interest) having the greatest relative rights and privileges. No Principal shall have any liability under this Agreement except as specifically provided in this Section. No Person whose only equity interest in a Trading Party is a Subordinate Interest shall be required to become a party to this Agreement or to incur any liability hereunder.

         5.13 Amendment. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by all Parties.

         5.14 Force Majeure. The obligations of the Parties under this Agreement (other than the obligation to make payments) shall be suspended to the extent a Party is hindered or prevented from complying therewith because of labor disturbances (including strikes or lockouts), war, acts of God, earthquakes, fires, storms, accidents, governmental regulations, failure of vendors or suppliers or any other cause whatsoever beyond a Party's control. For so long as such circumstances prevail, the Party whose performance is delayed or hindered shall continue to use all commercially reasonable efforts to recommence performance without delay. No Party shall be liable for any damages suffered or incurred by any other Party due to any of the foregoing causes.

         IN WITNESS WHEREOF, the Parties have respectfully caused this Agreement to be executed by their duly authorized representative on the date hereinafter indicated.

David Jamail                                         David Burch



___________________________                          ___________________________


ZONE TRADING PARTNERS, LLC                           Andrew Kershner



___________________________                          ___________________________
Name:______________________
Title:_____________________
Date:______________________

Zone Equity Partners, LP                             PROTRADER SECURITIES
By its sole general partner                          CORPORATION
Zone Equity Partners Management, LLC
                                                     ___________________________

___________________________                          Name:______________________
                                                     Title:_____________________
                                                     Date:______________________
Name:______________________
Title:_____________________
Date:______________________

                                  SCHEDULE 2.1

            Exception to Exclusive Trading and Clearing Requirements

         The Trading Parties will not be required to trade or clear the following through PSC and its Affiliates or to execute the following using the Licensed Technology, provided that no fees paid to any third party in respect of the following shall be applied against the Minimum Fees:

         1. Any transaction (or series of related transactions) in or hedging transaction (or series of related transactions) related to any Instinet Common Stock received by the Principals as part of the Purchase Price (as such term is defined in the Purchase Agreement).

         2. Any transaction in securities in which PSC and its Affiliates do not offer electronic trading at the relevant time.

         3.       Any transaction in securities issued by mutual funds.

         4. Transactions not covered by 1, 2 or 3 above that do not generate, in the aggregate, fees payable by all the Trading Parties, taken as a whole, of more than $10,000.00 per month.

                                  SCHEDULE 3.1

                                      Fees

                                  SCHEDULE 5.1

                          Additions of Trading Parties

                                  SCHEDULE 3.1
                              PROPRIETARY TRADING
EQUITIES - US MARKETS
DAY TRADING TICKETS
-------------------------------------------------------------------------------
ICS Clearing Charge as per following schedule:
                       MONTHLY SHARE VOLUME*          CHARGE PER THOUSAND*
0-150M                                                                    $0.50
150M-300M                                                                 $0.45
300M-400M                                                                 $0.40
400M-500M                                                                 $0.30
500M-600M                                                                 $0.28
600M-800M                                                                 $0.26
800M-1B                                                                   $0.22
>1B                                                                       $0.20
Charge per thousand is from share one.

Prop. Pays incremental per line charges from NSCC, NASD, and ADP
currently .04 +. 04 + .1:                                                 $0.26


Instinet Execution rates will follow the published
B/D rate schedule*
*Listed shares traded upstairs:                            B/D rate card applies
*Listed shares traded through DOT: assuming current
bill nonbill mix                                                         $0.0022
Instinet will work within the next 6 months to attempt
a billing breakout by:
   Billable trades                                                       $0.0090
   Non-Billable                                                          $0.0010

Instinet Execution Discounts for Clearing as per following
schedule:
                       MONTHLY SHARE VOLUME           CHARGE PER SHARE
0 - 100,000,000                                                     15% Discount
100,000,000 - 300,000,000                                           20% Discount
greater than 300,000,000                                            25% Discount

All other ECN charges, SOES, NASD will be billed at pass-through rates

Gr8trade Licensing Fee per share                                        $0.00060
All hardware and circuit costs will be borne by the customer


OPTIONS
--------------------------------------------------------------------------------
Options Clearing Corporation fee                                   $.09/contract
Execution fee                                                      $.40/contract
ADP/Bookkeeping                                                     $1.50/ticket
We will talk about options pricing if we start doing a lot of them

MUTUAL FUNDS
--------------------------------------------------------------------------------
Clearance per ticket                                                      $16.00

FIXED INCOME CLEARANCE
--------------------------------------------------------------------------------
Corporate bonds                                        $10.00/trade + $2.00/bond
Governments                                                         $20.00/trade

BALANCE SHEET REVENUE SHARING
--------------------------------------------------------------------------------
Proprietary (JBO) Debit Balance Interest                fed plus 150 b.p.
Credit Balance Interest                                 fed minus 50 b.p.
Short Interest Rebate                                Instinet minus 50 b.p.

ACCOUNT MAINTENANCE FEES:
--------------------------------------------------------------------------------
IRA                                        $20 set up, $30 annual (pass through)

MISCELLANEOUS FEES & CHARGES:                                 RATE
--------------------------------------------------------------------------------
Transfer and ship                                                      $25/cusip
ACATs transfer out                                                        $50.00
ACH fees                                                       $0.50/transaction
Confirms                                                            pass through
Customer Statement (hard copy)                                             $5.00
Mailgrams                                                                 $10.00
Domestic wire                                                             $25.00
Stopped payment                                                           $25.00
Bounced check                                                             $25.00
Returned check                                                            $25.00
Copy of check                                                              $5.00
Check reorder                                                             $10.00
Postage & Handling                                                         $1.00
Late settlement/extension                                                 $10.00
Late payment                                                               $5.00
Issuance of certificate                                                $25/cert.
Free Delivery                                                             $15.00
Debit Card/year                                                           $35.00
Standard Checking/year                                                    $10.00
Enhanced Checking/year                                                    $30.00
Reorganizations                                                        $20/cusip
OFAC check                                                         $1.35/account
Order Room Executions                                                $.015/share
Line charges                                                        pass through
Equipment                                                           pass through